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                                                                     EXHIBIT 3.2




starting version of 8 JAN 97


              ORGANIZATION REGULATIONS
              OF UBS AG




              Based on art. 716b of the Swiss Code of Obligations and art. 24 of the Articles of Association of UBS AG, the Board of Directors has issued the following Organization Regulations on July 7, 1999.
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              The "Appendix" (Authorities) is an integrated part of these
              Organization Regulations
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I. THE BOARD OF DIRECTORS



Art. 1  Constitution

(1)The Board of Directors constitutes itself in the last meeting preceding the Annual General Meeting of Shareholders (subject to approval of elections at the AGM).

(2)The Board elects its Chairman, one full time and one or two part-time Vice Chairmen and appoints its Secretary.



Art. 2  Meetings and invitations to convene

(1)The Board meets as prescribed by art. 21 of the Articles of Association.

(2)Except in urgent cases the invitations to the meeting, together with the agenda, are sent to the directors at least one week before the date of the meeting.

(3)As a rule, the members of the Group Executive Board participate in board meetings in an advisory capacity. The presiding director decides where exceptions will be made. Together with the President & CEO, the presiding director determines whether other persons may attend.



Art. 3  Decisions and minutes

(1)The Board takes its decisions as prescribed by art. 22 of the Articles of Association. As an exception, directors may participate in meetings via telephone or video. They are counted as present in such cases.

(2)In urgent cases decisions may be taken via circular mail. Such decisions are only valid when all directors are sent the text of the resolution, when more than two thirds of the directors cast a vote, and when the absolute majority of directors voting approve the resolution submitted to them. Any dissenting director is entitled to request a meeting to be convened. In such a case the decision via circular mail is not valid.

(3)Minutes are kept of decisions taken by the Board and are signed by the presiding director and the Secretary. They shall be made available for inspection before the next board meeting and shall be approved at this meeting.

(4)Any member of the Board may demand that his/her dissenting vote be noted in the minutes. Directors are any time entitled to examine the minutes.



Art. 4  Functions and authorities

(1)The functions and authorities of the Board are based on the provisions contained in arts. 23 - 28 of the Articles of Association. All details are governed in the "Appendix".
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Art. 5  Right to information and examination

(1)At a meeting, any member of the Board is entitled to demand information on any matter relating to the Group regardless of what is on the agenda. The other directors and any members of the Group Executive Board that are present shall provide such information to the best of their knowledge.

(2)If a director has the matter on which he or she is seeking information placed on the agenda, the Chairman's Office shall arrange through the President & CEO for a knowledgeable member of staff to provide comprehensive information on this matter.

(3)Where it is imperative for compliance with his/her duties any director may request information outside of meetings from members of the Group Executive Board concerning the Group's business development. Requests to examine books and files must be made in writing to the Chairman's Office. The director who makes such a request must examine the documents in person. Where the Chairman's Office rejects a request to examine books and files, the director making the request may submit it to the Board.



Art. 6  Term of office, end of active service

(1)A director who has reached the age of seventy automatically retires from the Board with effect from the next Annual General Meeting of Shareholders.

(2)A director who has ended his or her active involvement in the company or organization of which he or she used to be a representative shall offer to vacate his or her directorship. The Board decides whether a resignation is to be submitted or whether the director may exercise the mandate until completion of his/her term of office.




II. THE CHAIRMAN'S OFFICE



Art. 7  Composition

The Board of Directors establishes a Chairman's Office, composed of the Chairman and at least one Vice Chairman.



Art. 8  Meetings

(1)As a rule the Chairman's Office meets four to six times a year to deal with the issues of its authority. The President & CEO participates at these meetings in an advisory capacity. Other members of the Group Executive Board may be invited to participate for special purposes.
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(2)The Chairman and/or the full-time Vice Chairman participate in the meetings of the Group Executive Board. Such participation serves to ensure that the Board is apprised of current developments and permits the exercise of its supervisory and control functions. The Chairman and the full-time Vice Chairman participate in these meetings in an advisory capacity.



Art. 9  Decisions and minutes

(1)The presence of the Chairman and one Vice Chairman is required for resolutions to be passed at meetings of the Chairman's Office.

(2)Minutes are kept on the resolutions passed and are signed by the Chairman and the Secretary. The minutes are sent to the members of the Chairman's Office and the CEO. They are then made available for perusal at the following Board of Directors' meeting.



Art. 10  Functions and authorities

(1)The authorities of the Chairman's Office are governed in detail in the "Appendix". In addition it has responsibility for preparing proposals to be submitted to the Board of Directors and for monitoring the implementation of the Board of Directors' decisions.

(2)As an exception, urgent decisions falling within the authority of the Board of Directors may be taken by the Chairman's Office. Such decisions are to be brought to the attention of the Board of Directors at its next meeting. This regulation shall not apply to such functions and duties of the Board of Directors which, pursuant to art. 716a of the Swiss Code of Obligations, are non-transferable and inalienable.

(3)The credit approval authorities of the Chairman's Office can be delegated to the full-time Vice Chairman who brings his decisions to the next meeting of the Chairman's Office for information. Extraordinary cases will be submitted to circular approval by all members of the Chairman's Office.



Art. 11  The Chairman's Office as Audit Supervisory Board

(1)The Chairman's Office performs the duties as Audit Supervisory Board as defined in the Federal Banking Commission's circular letter on internal auditing dated 14 December 1995. In this function, the Chairman's Office shall convene four times a year for special meetings with the Head of Group Internal Audit.

(2)At these meetings, the objectives for the year and the activity report of the Head of Group Internal Audit will be discussed. The meetings also serve to discuss matters of general policy and to inform the Chairman's Office of important findings made by Group Internal Audit.



Art. 12  The Chairman's Office as Compensation Committee
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The Chairman's Office performs the duties as Compensation Committee for the
Group Executive Board and the Group Managing Board. Its authorities are governed in detail in the "Appendix".




III. THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS



Art. 13  Functions and authorities

The Board of Directors appoints an Audit Committee of three of its part-time members to control the functional quality and the performance adequacy of the Group and Statutory Auditors as well as their interaction with Group Internal Audit. Duties and procedures are governed in a special regulation issued by the Board of Directors.




IV. THE CHAIRMAN OF THE BOARD OF DIRECTORS



Art. 14  Functions

(1)The Chairman - or in his/her absence one of the Vice Chairmen - presides over the meetings of the Board of Directors and the General Meeting of Shareholders.

(2)The Chairman of the Board of Directors, together with the full-time Vice Chairman, exercises ongoing supervision over the Group Executive Board on behalf of the Board of Directors. The Chairman and the full-time Vice Chairman are responsible for providing information to the Chairman's Office and the Board of Directors that is relevant to their function.

(3)Group Internal Audit directly reports to the Chairman of the Board of Directors.



Art. 15  Authorities

(1)The Chairman of the Board of Directors and the full-time Vice Chairman may demand information about any matters relating to the Group, and examine reports, proposals and minutes of meetings of the Group Executive Board, the Functional Areas of the Corporate Center and the Divisions.

(2)Decisions of the Group Executive Board concerning the Group's risk profile and the risk policies of the Divisions are to be submitted to the Chairman of the Board of Directors for approval.

V. THE GROUP EXECUTIVE BOARD



Art. 16  Composition
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The Group Executive Board consists of the President & CEO, the Chief Financial
Officer and the Heads of the Divisions. Additional members may be appointed for specific Group functions.



Art. 17  Meetings, decisions, minutes

(1)As a rule, the Group Executive Board meets every two weeks. Extraordinary meetings will be held as required or at the request of a member.

(2)A quorum is constituted when at least three members of the Group Executive Board are present, or can be reached for discussion and voting. For voting on matters of fundamental importance, however, two thirds of the members, including the member responsible for the area concerned, must attend.

(3)Decisions are taken by the absolute majority of the members present. In case of a tie the presiding officer has the casting vote.

(4)Minutes are kept of decisions taken by the Group Executive Board and are signed by the presiding officer and the recording secretary. They are taken as approved if no comment is made on them in the next meeting. They shall be sent to the members of the Chairman's Office and the Group Executive Board.



Art. 18  Functions and authorities

(1)The Group Executive Board is the Group's supreme executive body within the meaning of the Swiss Banking Law. It ensures cooperation and unity within the Group across divisional lines and is responsible for the Group's performance.

(2)The authorities of the Group Executive Board are governed in detail in the "Appendix", based on article 30 of the Articles of Association. The Group Executive Board prepares the proposals which have to be submitted to the Chairman's Office and the Board of Directors for approval and supports them in their decision making process. It regularly informs the Board of Directors on the Group's business development.

(3)The Group Executive Board may wholly or partially delegate approval authorities to one of its members.



Art. 19  The Group Executive Board as Risk Council

The Group Executive Board assumes the responsibilities of a Risk Council. Based on proposals submitted by the Chief Risk Officer it defines the principles for the measurement of market, credit, country and operational risks. It monitors the size and development of exposures at group level and manages the risk profile and the risk mix by allocating limits to the Divisions within the parameters set by the Board of Directors.



Art. 20  The President & CEO
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(1)The President & CEO is responsible for the overall executive management of the Group; he/she heads the Group Executive Board and presides over its meetings.

(2)He/She ensures that matters relating to the Group are dealt with, supervises the management of the Divisions and ensures that the Divisions work together. He/She is responsible for ensuring that decisions are taken in a timely fashion and for supervising their implementation.

(3)He/She is responsible for Human Resources, Management Development and Corporate Communications and - in consultation with the Chairman of the Board of Directors - for the image of the Group as a whole.

(4)He/She ensures that the Chairman's Office and the Board of Directors are informed in a timely and appropriate manner.

(5)The President & CEO has an all-encompassing right to information and examination regarding all matters handled by the Corporate Center and by the Divisions. He/She has veto power over any decisions taken by any management body. A veto has the effect of suspending the decision until the matter is decided by the Group Executive Board.



Art. 21  The Corporate Center

(1)The Corporate Center supports the Group Executive Board in its duties and functions. In particular it has responsibility for the provision and management of resources critical to the Group's success (capital, management capabilities, all kinds of risks and their related limits), Group Controlling and other staff functions.

(2)The heads of the Functional Areas of the Corporate Center have functional directive and functional controlling authority throughout the Group.



Art. 22  The Heads of Divisions

(1)The Division Heads are responsible for the group-wide functional management of their Division, for the implementation of the business strategy within their Division and for the implementation of the decisions taken by the Board of Directors, the Chairman's Office and the Group Executive Board.

(2)They have overall responsibility for the Division and its management and are accountable for the divisional results.



Art. 23  The Chief Financial Officer

(1)The Group Chief Financial Officer is responsible for the Group's financial management, for the implementation of group-wide independent risk control and for group-wide controlling processes. The Chief Risk Officer and the Chief Credit Officer have group-wide responsibility for the Risk functions.



Art. 24  Special committees
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Matters of common interest to the Group are dealt with in special committees presided over by the President & CEO, the CFO or another member of Senior Management appointed to this function by the Group Executive Board.




VI. THE DIVISIONS



Art. 25  Organization of business activities

(1)The Group's business activities are organized into Divisions which in turn are broken down into Business Areas.

(2)The structure and assignment of activities are reflected in the basic organizational structure of the Group. Details about responsibilities, functions and authorities are governed in the Division's Business Regulations and the "Appendix" to these Organizational Regulations.

Art. 26  Resources, logistics and operations

The Divisions are responsible for resources, logistics and operations. At shared locations the Group Executive Board assigns all or part of this responsibility to the most suitable Division.



Art. 27  Divisional Boards

(1)The Divisional Board is made up of the Division Head (who is a member of the Group Executive Board), members of the Group Managing Board reporting to the Division Head, plus possibly individual other members of senior management.

(2)The Division Head presides over the Divisional Board.

(3)Authorities and procedures are defined by the Business Regulations of the Divisions, which are based on these Organization Regulations.




VII. EXECUTIVE MANAGEMENTS OF GROUP COMPANIES



Art. 28  Appointment

The Boards of Directors of group companies appoint their executive managements and chief executives upon recommendation of the Divisional Boards. Details are governed in the "Regulation governing the management of group companies of UBS".
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VIII. BUSINESS UNITS, REPRESENTATIVES AND ADVISORS OUTSIDE SWITZERLAND



Art. 29  Appointment

Upon recommendation of the Divisional Boards, the Group Executive Board appoints the executive managements and chief executives of the business units as well as the representatives and the permanent advisors of the Group.




IX. GROUP INTERNAL AUDIT



Art. 30  Organization

(1)Group Internal Audit performs the Group's internal audits.

(2)The guidelines for the activities of Group Internal Audit are contained in a special set of regulations.

(3)The Chairman's Office may order special audits to be conducted. Individual members of the Board of Directors may submit requests for such audits to the Chairman's Office. If there is any doubt about whether such a request is justified, the question is submitted to the Board of Directors by the presiding director.

(4)The members of the Group Executive Board, with the agreement of the Chairman of the Board of Directors, may instruct Group Internal Audit to conduct special audits.





Art. 31  Functions and authorities

(1)Group Internal Audit monitors compliance with the legal and regulatory requirements and with the provisions of the Articles of Association, as well as with internal directives and guidelines within the organizational units of the parent company and the group companies. In doing so, it specifically verifies or assesses whether the internal controls are commensurate with the risks and are working effectively, whether activities within the Group are being conducted and recorded properly, correctly and fully, and whether the organization of operations, including information technology, is efficient and the information is reliable.

(2)Group Internal Audit possesses unrestricted auditing rights within the parent company and the group companies; it has access at all times to all accounts, books and records. It must be provided with all information and data needed to fulfill its auditing duties.

Art. 32  Reports
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(1)Group Internal Audit is independent in its reporting and is not subject to any instructions.

(2)Group Internal Audit addresses its reports ultimately to the Chairman of the Board of Directors. The procedure employed for this and the list of other recipients of its audit reports are described in the regulations governing Group Internal Audit.

(3)In the case of minor errors or shortcomings, it may be sufficient to inform the head of the organizational unit or supervisor of the staff member concerned.

(4)The Chairman of the Board of Directors and the President & CEO shall inform the Chairman's Office and the Board of Directors in an appropriate manner of any findings of Group Internal Audit which raise questions of fundamental importance or reveal serious errors.

(5)The Chairman of the Board of Directors shall also inform the Board of Directors of the results of special audits performed at the request of individual board members (art. 30, paragraph 3).

(6)The members of the Board of Directors and the President & CEO shall receive the annual activity report of the Head of Group Internal Audit for inspection. This report is to be discussed at a meeting of the Board of Directors.




X. SIGNATURES



Art. 33  Authority to sign for the parent company

(1)The following persons are authorized to sign:

    a) The members of the Chairman's Office as well as the members of the Group Executive Board sign jointly with another authorized signatory for all business units of the parent company;

    b) In addition to the signatories specified under a) above, groups of persons designated by the Chairman's Office may also sign for the parent company's business units in and outside Switzerland.

(2)For the handling of certain matters, the Chairman and the Vice Chairmen of the Board of Directors as well as the members of the Group Executive Board may authorize, jointly with another signatory of the same category, a member of the Board of Directors, of the Group Executive Board, of senior management, or another person to bind the Corporation with legal effect by his or her sole signature. This authority may also be accorded to one of the two authorizing persons.

(3)Members of Senior Management may, in individual cases and in connection with matters on which decisions have been made by the relevant body of the parent company, authorize, jointly with another signatory of the same category,
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another internal or external person to bind the parent company with legal effect by his or her sole signature for acts which can only be performed outside the business premises, such as the signing of contracts.

(4)The Group Executive Board may rule that forms and other written documents produced in large quantities in the course of daily business may be distributed with only one or without signature. Such exceptions to the joint signature principle shall be made known in a suitable fashion giving details of the relevant maximum authorized amounts.



Art. 34  Form of signature

The Chairman and Vice Chairmen of the Board of Directors, the members of the Group Executive Board and the members of the senior management sign by adding their signature to the Corporation's name.



Art. 35  Signing on behalf of group companies

Analogous to the rules for the parent company, the signature requirements at group companies are to be established in line with local regulations by the Boards of Directors or the corresponding bodies of the group companies, subject to approval by the head of the Division concerned. All members of the respective Boards of Directors or other corresponding corporate bodies may be granted signing powers.




XI. GENERAL PROVISIONS



Art. 36  Calculation of approval authorities

(1)For the calculation of the approval authorities mentioned in the appendix to these regulations the following has to be taken into account:

(2)All direct and indirect exposures and equity interests of the parent company and the group companies in respect of any single debtor or group of debtors as well as exposures in respect of individuals who own a substantial interest in a debtor company. Exposures whose size and risk are insignificant constitute an exception.

(3)A debtor company is deemed to belong to a group of debtors if another person or company holds a direct or indirect interest of more than 50% of the votes in such debtor firm or if this group of debtors otherwise exercises a controlling influence. In cases of doubt, the exposure is to be viewed as belonging to a group.

(4)With respect to issues of securities or other uncertificated rights, the calculation will be based on the entire underwriting amount per transaction.
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(5)The construction of new buildings and alterations to existing ones, as well as investments for which a budget has been approved by the appropriate bodies, do not need to be re-submitted if the costs do not exceed the budget.



Art. 37  Abstention

       - Members of the Board of Directors, the Group Executive Board, the Divisional Boards and executive managements are obliged to abstain from discussions and decisions on transactions or other matters involving a potential conflict of interest.




XII. AMENDMENTS



Art. 38  Amendments

The members of the Board of Directors must be notified in writing of any proposals for the amendment of the Organization Regulations at least one week before the proposals are to be discussed.




XIII. ENTRY INTO FORCE, IMPLEMENTING PROVISIONS



Art. 39  Entry into force, implementing provisions

(1)These Organization Regulations entered into force on 6 February 1998. They were revised on 7 July 1999.

(2)The Group Executive Board shall enact the necessary rules for the implementation of these regulations.




UBS AG

Alex Krauer              Alberto Togni
Chairman of the          Vice Chairman of the
Board of Directors       Board of Directors